G. BRAD BECKSTEAD
Certified Public Accountant
330 E. Warm Springs
Las Vegas, NV 89119
702.528.1984
425.928.2877 (efax)

July 31, 2000

To Whom It May Concern:

The firm of G. Brad Beckstead, CPA, consents to the inclusion of my report of July 31, 2000, on the Financial Statements of Plainview Laboratories, Inc. for the quarter June 30, 2000, in any filings which are necessary now or in the near future to be filed with the US Securities and Exchange Commission.

Signed,

/s/ G. Brad Beckstead, CPA
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Nevada License #2701

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